Exhibit 99.1

[LOGO]

NEWS RELEASE

For release December 20, 2002

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ANNOUNCES DIVIDEND
OF $0.50 PER SHARE

SANTA MONICA, CA… Anworth Mortgage Asset Corporation (AMEX: ANH) on December 18, 2002 declared a dividend of $0.50 per share. The dividend is payable on January 27, 2003 to holders of record as of the close of business on December 31, 2002 and the ex-dividend date is December 27, 2002.

Lloyd McAdams, Chairman and CEO of Anworth, said, “I am pleased with our ability to provide our shareholders with another $0.50 dividend. Year-to-date we have declared dividends of $2.00 per share, which made Anworth among the highest yielding mortgage REIT companies in 2002. We believe, however, that currently low interest rates and higher prepayments will result in lower levels of profitability in 2003. Nonetheless, we also believe that absent any material adverse change in market conditions, Anworth should produce attractive dividend yields to its shareholders and remain competitive with other mortgage REITs next year.”

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof.

Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.